Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Astera Labs, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	2,938,898(2)	$70.15	$206,163,695	0.0001476	$30,429.76
Total Offering Amounts					$206,163,695		$30,429.76
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$30,429.76
(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) that become issuable under the stock option awards set forth herein Astera Labs, Inc. Amended and Restated 2018 Equity Incentive Plan (“2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $70.15 per share, which is the average of the high and low prices of the Registrant’s Common Stock on May 8, 2024, as reported on the Nasdaq Global Select Market.
(3)Represents shares of Common Stock issued or issuable pursuant to the exercise of stock options granted under the 2018 Plan and shares of Common Stock issued pursuant to restricted stock awards granted under the 2018 Plan, in each case issued to current employees and service providers of the Registrant.